Exhibit 99.1

ECC CAPITAL CORPORATION REPORTS

SECOND QUARTER 2005 RESULTS

IRVINE, CA, August 12, 2005 – ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans, today announced financial results for the second quarter ended June 30, 2005.

Financial and Operational Highlights

•	Loan production in the second quarter totaled $3.16 billion, a 41% increase compared to the second quarter last year.

•	Invested loan portfolio grew to $3.1 billion; total mortgage assets grew to over $5 billion.

•	Successfully completed second securitization in May 2005 with $1.4 billion in assets.

•	Generated sequential growth of 160% in net interest income.

•	Reduced second quarter cost to originate to 2.40%

“We remain on track with our business plan,” said Shabi Asghar, President and Co-Chief Executive Officer of ECC Capital. “During the second quarter, we continued to grow our mortgage assets and spread income through the addition of assets to our REIT, financed on a long-term basis through securitizations. While we are pleased with the growth in our originations in this rising rate environment, we are being careful in our selection of REIT portfolio assets.”

Financial Results

ECC Capital reported a net loss for the three months ended June 30, 2005 of $38.7 million or $0.40 per diluted share. For the six months ended June 30, 2005 the loss was $41.4 million or $0.52 per diluted share. The core net loss for the three and six months ended June 30, 2005 was $14.4 million and $22.6 million, respectively, and $0.15 per diluted share and $0.28 per diluted share, respectively. A reconciliation of net loss reported under generally accepted accounting principles to core metrics is presented in Schedule 1 to this press release.

The net loss and core loss for the three and six months ended June 30, 2005 include a reduction in tax benefit of approximately $13.5 million associated with the gain on sale of loans from the Company’s taxable REIT subsidiary, Encore Credit Corp., to its parent, ECC Capital.

“Key second quarter achievements included an increase of $1.3 billion in REIT portfolio assets, an increase in mortgage loans held for sale of $1.1 billion and whole-loan sales of $672 million that did not meet our REIT portfolio selection criteria,” said Mr. Asghar.

The Company’s core results, which exclude the effects of hedging losses taken against income, improved over comparable first quarter results, but were still impacted by the costs associated with building the REIT portfolio. In addition, although second quarter hedging losses were significant, they were largely unrealized. Since June 30, 2005 the forward curve has shifted such that the Company’s hedging position now reflects a year-to-date gain of approximately $25 million, although the Company’s derivative values can fluctuate significantly and there is no assurance that values will continue to increase or remain positive through the third quarter and balance of the year.

The decline in the core pretax loss in the second quarter as compared to the first quarter was directly attributable to continued asset growth resulting in an increase in net interest income, partially offset by an increase in operating expenses.

A comparison of summary first and second quarter 2005 pretax operating results follows (amounts in thousands):

	Three months ended
	June 30, 2005	March 31, 2005
Net interest income	$31,696	$12,168
Provision for loan losses	(3,510)	(2,500)
Gain on sale of loans	1,360	6,525
Mark-to-market on residual interests in securitizations	(596)	(4,402)
Gains (losses) on derivative instruments	(29,264)	10,892

Total revenues	(314)	22,683
Operating expenses	40,885	31,712

Loss before income taxes	$41,199	$9,029

Net interest income

Net interest income increased quarter-to-quarter by 160%, consistent with the increase in ECC Capital’s asset base. Second quarter production was originated at a weighted average coupon, or WAC, of 7.27% as compared to the Company’s first quarter production WAC of 7.25%. At June 30, 2005, ECC Capital’s weighted average cost of borrowings was 3.91%, as compared to 3.52% at March 31, 2005. The increase in weighted average cost of borrowings reflects increases in one-month LIBOR, the rate to which the Company’s borrowing costs are indexed. At June 30, 2005 and March 31, 2005, one-month LIBOR was 3.34% and 2.87%, respectively. During the second quarter, the Company renegotiated terms on certain of its warehouse lines of credit to reduce the margin over LIBOR paid on the lines. In addition, the cost of borrowings is favorably impacted as the loan portfolio is securitized through the issuance of long-term debt.

A summary of the Company’s net interest rate spread as of June 30, 2005 and March 31, 2005 is as follows1:

	June 30, 2005	March 31, 2005
WAC - Loans held for sale	7.25%	7.07%
Cost of funds	4.39%	4.23%
Net interest rate spread	2.86%	2.84%

WAC - Loans held for investment	7.28%	7.29%
Cost of funds	3.63%	3.34%
Net interest rate spread	3.65%	3.95%

WAC - Total loan portfolio	7.27%	7.22%
Cost of funds	3.91%	3.52%
Net interest rate spread	3.36%	3.70%

[1]	WAC reflects the stated interest rate on loans and does not include the effect of amortized origination fees and costs. Cost of funds reflects the stated interest rate on the related debt and does not include payments or receipts under the Company’s interest rate derivatives or any amortization of bond discount or deferred issue costs.

Quarterly mortgage loan originations

The Company previously reported loan originations for the second quarter of $3.16 billion. Wholesale versus retail production is summarized as follows (amounts in thousands):

	Three months ended
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Wholesale	$3,050,828	$2,204,497	$2,546,520	$2,726,654	$2,243,062
Retail	109,224	43,706	17,300	1,027	—

Total	$3,160,052	$2,248,203	$2,563,820	$2,727,681	$2,243,062

Total mortgage loan originations were $3.16 billion in the second quarter of 2005, a 41% increase compared to the first quarter of 2005, and a 41% increase compared to the second quarter of 2004. Wholesale mortgage loan originations were $3.05 billion in the second quarter of 2005, a 38% increase compared to the first quarter of 2005, and a 36% increase compared to the second quarter of 2004. Retail mortgage loan fundings were $109.2 million in the second quarter of 2005, a 150% increase compared to the first quarter of 2005. ECC Capital began originating loans through its retail channel in the third quarter of 2004.

Commenting on the second quarter loan production, Mr. Asghar said, “Our second quarter production results were strong coming off the seasonally-slower first quarter. Efforts to increase production include the addition of wholesale account executives and retail loan officers.”

Operating expenses and cost to originate

Operating expenses increased 30% in the second quarter as compared to the first quarter due to increases in personnel to support continued growth in the Company’s operations, as compared to a 41% increase in production. During the second quarter, the Company added 399 employees, including 190 loan officers and loan production account executives. At June 30, 2005, the Company has 1,509 employees, including a total of 481 loan officers and loan production account executives.

As a percentage of production, operating expenses declined. The Company’s estimated cost to originate is summarized as follows (amounts in thousands):

	Period ended
	Three months ended March 31, 2005	Three months ended June 30, 2005	Six months ended June 30, 2005
Total operating expenses	$31,711	40,885	72,597
Deferred origination costs	18,035	24,451	42,486
Loan servicing costs	(2,716)	(3,072)	(5,787)

Total general and administrative costs	47,030	62,264	109,296
Premiums paid, net of fees collected	12,924	$13,743	$26,666

Total costs to originate	$59,954	$76,007	$135,962

Loan originations	$2,248,203	$3,160,052	$5,414,467

Total operating expenses	1.41%	1.29%	1.34%
Deferred origination costs	0.80%	0.77%	0.78%
Loan servicing costs	-0.11%	-0.09%	-0.10%

Total general and administrative costs	2.10%	1.97%	2.02%
Premiums paid, net of fees collected	0.57%	0.43%	0.49%

	2.67%	2.40%	2.51%

Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus (i) the direct costs associated with servicing ECC Capital’s portfolio of mortgage loans and (ii) the fees paid to brokers who originated the mortgage loans (net of fees received by ECC Capital). The Company’s ability to spread operating costs over a growing production base should enhance profitability making total costs to originate a useful measure of the efficiency of the Company’s production operations.

Although total costs increased, during the second quarter cost to originate as a percentage of production declined principally due to the higher production as the Company began to realize efficiencies within its production platform. Premiums paid, net of fees collected, decreased reflecting increasing retail production, on which loan origination fees are collected.

“We remain focused on improving our overall production efficiencies and are pleased with our second quarter progress,” noted Mr. Asghar. “We will remain alert to opportunities to more efficiently manage our costs and believe that our growing retail production platform will continue to help our cost to originate trend lower.”

Delinquencies and provision for losses

During the second quarter, the Company recorded a provision for loan losses of $3.5 million, bringing the reserve for loan losses to a total of $6.0 million at June 30, 2005. This provision represents management’s best estimate of losses incurred within the portfolio of loans held for investment. The loan portfolio is unseasoned and ECC Capital has experienced no actual losses or significant delinquencies through June 30, 2005. At June 30, 2005, total delinquencies within the Company’s loan portfolio held for investment were 1.4% and serious delinquencies (greater than 90 days) were 0.3%. Nevertheless, given the nature of the subprime portfolio, the Company believes that it is probable that losses have been incurred and has estimated those losses based upon management’s experience in working with subprime portfolios and industry experience. As the portfolio seasons, the Company will experience delinquencies and foreclosures and will realize losses upon the liquidation of the underlying collateral. As a result, management expects that the allowance for loan losses will grow as the portfolio becomes more seasoned.

Loan sales

Loan sales during the second quarter aggregated $672 million with a weighted average price of 102.25%. Certain of these sales were pending at March 31, 2005. The sale of $574 million in loans was initiated and completed in the second quarter at an average price of 101.88%. Loan sales were minimal in relation to production as the Company continues to accumulate mortgage assets in its taxable REIT subsidiary that allow it to build a greater pool of assets for REIT portfolio optimization while earning spread income prior to selling loans that are not selected for the REIT.

Residual interests in securitizations

Prepayment speeds on loan pools underlying the Company’s residual interests in securitizations executed in 2003 and 2004 continued at rates higher than expected. However, the effect of higher than anticipated prepayment speeds was partially offset by continuing favorable loss experience within the related loan pools. The Company recorded a mark-to-market of approximately $600,000 on its residuals after the accrual of approximately $800,000 in interest income, resulting in total income in the second quarter on the residual interests of approximately $200,000.

Derivatives

The losses on derivatives reflect a flattening of the yield curve that reduced expected future cash flows from the Company’s derivative contracts. The Company’s derivatives are designed to hedge the risk of changes in expected cash flows from the Company’s assets and liabilities due to changes in interest rates. For financial reporting purposes, the derivatives are marked-to-market and changes in the fair value of the derivatives are recorded through the statement of operations. However, the assets and liabilities producing the hedged cash flows are not reported at fair value and the offsetting effect of changes in cash flows from those assets and liabilities from changes in interest rates is not reflected in the statement of operations. A small change in interest rates has a significant impact on the value of the Company’s derivatives. Longer-term rates have risen since June 30, 2005 and as the yield curve has steepened, the value of the Company’s derivatives has increased. However, there is no assurance that values will continue to increase or remain positive through the third quarter and the balance of the year.

Distributions

As previously announced on June 28, 2005, ECC Capital’s board of directors declared a second quarter cash dividend of $0.22 per share. The dividend was paid on July 26, 2005 to stockholders of record on July 12, 2005.

Any future distributions ECC Capital makes will be at the discretion of its board of directors and will depend upon, among other things, results of operations.

Conference Call

ECC Capital will hold a conference call on Friday, August 12, 2005 at 9:00 a.m. Eastern Time to discuss its second quarter 2005 results. The conference call may be accessed by dialing 800-240-7305 (domestic) or 303-262-2140 (international). The conference call also will be webcast live on the Internet at www.ecccapital.com. Interested participants should go to ECC Capital’s website at least 15 minutes prior to the start of the call to download any necessary software. An audio replay of the conference call will be available after the call through Friday, August 19, 2005 by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The replay passcode is 11037629. An audio replay of the webcast will be available on ECC Capital’s website for twelve months.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Through its wholesale and retail subsidiaries, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital’s principal business objective is to generate net income for distribution to its stockholders from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition, (vi) ECC Capital’s ability to implement successfully its growth strategy, (vii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (viii) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, and (ix) other factors and risks discussed in ECC Capital’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on April 8, 2005. You should also be aware that, except as otherwise specified, all information in this news release is as of August 12, 2005. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

Schedule 1

ECC Capital Corporation

Reconciliation of GAAP Net Loss to Core Net Loss

ECC Capital reports core financial metrics, including core net income and core earnings per share (diluted), which are non-GAAP financial metrics. Core earnings exclude realized and unrealized gains and losses on ECC Capital’s derivative instruments and residual interests in securitizations. ECC Capital does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the gains and losses on the derivative instruments are recorded through the statement of operations, even though the cash flows the derivatives are economically hedging will not be received until some time in the future. In addition, ECC Capital accounts for the majority of its investment in residual interests in securitizations as a trading asset and the unrealized gains and losses on the residual interests accounted for in this manner are recorded through the income statement. By excluding from net income/loss the effects of unrealized gains and losses on derivative instruments and residual interests, management believes that core earnings can provide a useful measure of ECC Capital’s operating performance because core earnings highlight that portion of its reported earnings that is more likely to be ongoing in nature.

The following is a reconciliation of core net loss to net loss reported in accordance with accounting principles generally accepted in the United States (dollars in thousands, except share and per share data):

	Period ended June 30, 2005		Three months ended March 31, 2005
	Six months	Three months
Net loss	$41,378	$38,680	$2,698
Tax benefit	8,850	2,519	6,331

Net loss before tax benefit	50,228	41,199	9,029

Residual mark-to-market	4,996	594	4,402
Unrealized derivative losses (gains)	10,622	20,635	(10,013)
Realized derivative losses	3,999	5,269	(1,270)

Total adjustments	19,617	26,498	(6,881)

Core loss before tax benefit	30,611	14,701	15,910
Tax benefit	8,002	292	7,710

Core net loss	22,609	14,409	8,200

Weighted average shares outstanding	79,377	97,088	61,469
Loss per share - diluted (1)	$0.52	$0.40	$0.04
Core loss per share - diluted (1)	$0.28	$0.15	$0.13

(1)	Diluted loss per share and core loss per share are based upon basic average shares outstanding, as the effect of using diluted average common shares outstanding would be anti-dilutive (i.e., reduce the loss per share).

ECC Capital Corporation

Condensed Consolidated Balance Sheet

June 30, 2005

(amounts in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and cash equivalents	$22,989	$22,023
Restricted cash	2,250	2,250
Other receivables	9,147	10,379
Mortgage loans held for sale, net	1,922,322	911,784
Mortgage loans held for investment, net	3,110,534	—
Accrued mortgage loan interest	27,889	1,581
Residual interests in securitization	14,834	1,917
Residual interests in securitization, pledged as collateral	—	18,250
Prepaid expenses and other assets	26,209	14,576
Mortgage servicing rights	8,150	—
Equipment and leasehold improvements, net	13,008	8,440
Deferred and prepaid tax	30,904	16,346

Total assets	$5,188,236	$1,007,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse and repurchase facilities	$1,872,686	$894,307
Long-term debt	2,909,292	—
Securities sold under agreements to repurchase	—	3,970
Accounts payable and accrued expenses	44,205	40,131
Dividends payable	21,944	—
Income tax payable	—	16,189

Total liabilities	4,848,127	954,597
Stockholders’ equity	340,109	52,949

Total stockholders’ equity
Total liabilities and stockholders’ equity	$5,188,236	$1,007,546

ECC Capital Corporation

Condensed Statement of Operations

Period ended June 30, 2005

(amounts in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
	(unaudited)
Revenues
Interest income	65,329	11,361	90,800	22,051
Interest expense	(33,633)	(6,391)	(46,936)	(11,983)
Provision for loan losses - Loans held for investment	3,510	—	6,010	—

Net interest income, after provision for loan losses	28,186	4,970	37,854	10,068
Gain on sale of loans, net	764	38,311	2,887	65,614
Other income / (expense) - derivatives	(29,264)	36	(18,372)	(915)

Total revenues	(314)	43,317	22,369	74,767

Expenses
Salaries and related expenses	19,145	10,115	34,269	21,399
Occupancy expense	2,056	1,186	4,024	2,386
Operating expenses	16,751	9,800	28,508	16,716
Professional fees	2,933	2,380	5,796	3,337

Total expenses	40,885	23,481	72,597	43,838

Earnings / (loss) before income taxes	(41,199)	19,836	(50,228)	30,929
Provision / (benefit) for income taxes	(2,519)	7,897	(8,850)	12,247

NET INCOME / (LOSS)	$(38,680)	$11,939	$(41,378)	$18,682

Net income / (loss) per share of common stock
Basic	$(0.40)	$0.60	$(0.52)	$0.93
Diluted	$(0.40)	$0.28	$(0.52)	$0.44